Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2010 RESULTS
Reports Record Diluted Earnings per Share
Raises 2010 Revenue and EPS Guidance

Plano, Texas, April 26, 2010 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2010.
First Quarter 2010 Results
Total revenues for the quarter ended March 31, 2010 were $718.4 million, a decrease of $9.8 million from total revenues of $728.2 million for the same period in the prior year. This decrease in revenues was primarily attributable to the November 2009 divestiture of our subsidiary engaged in the prepaid telecommunications and energy business, which had contributed approximately $14.0 million in merchandise sales for the quarter ended March 31, 2009. Same store sales for the quarter ended March 31, 2010 were down 0.5%.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2010 were $51.5 million and $0.77, respectively, as compared to $45.4 million and $0.68, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the quarter ended March 31, 2009 increased as a result of $3.0 million in pre-tax litigation credits, or approximately $0.03 per share, related to the Hilda Perez matter as discussed below.
Net earnings per diluted share for the quarter ended March 31, 2010 were $0.77, as compared to adjusted net earnings per diluted share of $0.65, when excluding the pre-tax litigation credit above, for the quarter ended March 31, 2009, an increase of 18.5%.
“We are pleased to report another quarter of outstanding results, as we exceeded our total revenues and earnings guidance,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “This was primarily due to continued strong customer demand while maintaining a strong cost discipline,” Speese stated. “Due to the strong trends in our customer traffic, our continued focus on the customer’s in-store experience as well as our expense management initiatives,” continued Mr. Speese, “we are pleased to announce increased earnings expectations for 2010 of between $2.60 and $2.80 per diluted share for 2010.”
Through the three month period ended March 31, 2010, the Company generated cash flow from operations of approximately $71.9 million, while ending the quarter with approximately $84.5 million of cash on hand. In addition, during the three month period ended March 31, 2010, the Company reduced its outstanding indebtedness by approximately $74.9 million, which consisted of approximately $6.4 million in mandatory payments as well as previously outstanding amounts of approximately $68.5 million under its revolving lines of credit as of December 31, 2009.

Operations Highlights
During the three month period ended March 31, 2010, the company-owned stores and financial services locations changed as follows:

Three Months
Ended
March 31, 2010
Company-Owned Stores
Stores at beginning of period	3,007
New store openings	4
Acquired stores remaining open	—
Closed stores
Merged with existing stores	10
Sold or closed with no surviving store	4

Stores at end of period	2,997

Acquired stores closed and accounts merged with existing stores	3

Financial Services
Stores at beginning of period	353
New store openings	3
Acquired stores remaining open	—
Closed stores
Merged with existing stores	—
Sold or closed with no surviving store	36

Stores at end of period	320

Acquired stores closed and accounts merged with existing stores	—
Since March 31, 2010, the Company has added financial services to three existing rent-to-own store locations.
2009 Significant Item
Hilda Perez Matter. In connection with the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey, the Company previously recorded during the first quarter of 2009 a pre-tax credit in the amount of $3.0 million to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. The $3.0 million pre-tax litigation credit increased net earnings per diluted share for the three month period ended March 31, 2009 by approximately $0.03.
- - -

Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 27, 2010, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after April 26, 2010.
SECOND QUARTER 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $670 million to $685 million.

•	Store rental and fee revenues are expected to be between $588 million and $598 million.

•	Total store revenues are expected to be in the range of $662 million to $677 million.

•	Same store sales are expected to be approximately 1.0%.

•	The Company expects to open 5 to 10 new company-owned store locations.

•	The Company expects to add financial services to approximately 20 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.1% and 22.5% of store rental and fee revenue and cost of merchandise sold to be between 73% and 77% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 57.2% to 58.7% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.8% of total revenue.

•	Net interest expense is expected to be approximately $6 million and depreciation of property assets is expected to be approximately $16 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.64 to $0.70.

•	Diluted shares outstanding are estimated to be between 66.4 million and 67.2 million.
FISCAL 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.725 billion and $2.780 billion.

•	Store rental and fee revenues are expected to be between $2.335 billion and $2.380 billion.

•	Total store revenues are expected to be in the range of $2.693 billion and $2.748 billion.

•	Same store sales are expected to be in the 1.0% to 2.0% range.

•	The Company expects to open 25 to 35 new company-owned store locations.

•	The Company expects to add financial services to approximately 70 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.2% and 22.6% of store rental and fee revenue and cost of merchandise sold to be between 72% and 76% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 56.7% to 58.2% of total store revenue.

•	General and administrative expenses are expected to be approximately 4.6% of total revenue.

•	Net interest expense is expected to be approximately $25 million and depreciation of property assets is expected to be approximately $64 million.

•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.60 to $2.80.

•	Diluted shares outstanding are estimated to be between 66.5 million and 67.3 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended March 31,
	2010	2009	2009
		Before	After
		Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In Thousands of Dollars, except per share data)	Earnings)	Earnings)	Earnings)

Total Revenue	$718,419	$728,183	$728,183
Operating Profit	88,703	79,092	82,092 (1)
Net Earnings	51,461	43,515	45,376 (1)
Diluted Earnings per Common Share	$0.77	$0.65	$0.68 (1)
Adjusted EBITDA	$105,475	$97,005	$97,005

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$82,788	$70,129	$73,129
Add back:
Litigation Expense (Credit)	—	—	(3,000)
Interest Expense, net	5,915	8,963	8,963
Depreciation of Property Assets	15,721	17,576	17,576
Amortization and Write-down of Intangibles	1,051	337	337

Adjusted EBITDA	$105,475	$97,005	$97,005

(1)	Includes the effects of $3.0 million pre-tax litigation credit in the first quarter of 2009 related to the Hilda Perez matter. The litigation credit increased diluted earnings per share by approximately $0.03 for the three months ended March 31, 2009.
SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	March 31, 2010	March 31, 2009

Cash and Cash Equivalents	$84,498	$195,948
Accounts Receivable	59,601	49,381
Prepaid Expenses and Other Assets	49,388	57,507
Rental Merchandise, net
On Rent	586,855	604,558
Held for Rent	181,984	166,703
Total Assets	2,439,868	2,548,071

Senior Debt	636,296	704,958
Subordinated Notes Payable	—	225,375
Total Liabilities	1,137,262	1,420,483
Stockholders’ Equity	1,302,606	1,127,588

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
	2010	2009
(In Thousands of Dollars, except per share data)	Unaudited

Store Revenue
Rentals and Fees	$583,848	$597,607
Merchandise Sales	89,397	95,782
Installment Sales	15,137	12,426
Other	20,336	13,139

	708,718	718,954

Franchise Revenue
Franchise Merchandise Sales	8,425	7,958
Royalty Income and Fees	1,276	1,271

Total Revenue	718,419	728,183

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	130,114	135,139
Cost of Merchandise Sold	61,811	65,767
Cost of Installment Sales	5,426	4,431
Salaries and Other Expenses	391,471	401,508
Franchise Cost of Merchandise Sold	8,068	7,634

	596,890	614,479

General and Administrative Expenses	31,775	34,275
Amortization and Write-down of Intangibles	1,051	337
Litigation Expense (Credit)	—	(3,000)

Total Operating Expenses	629,716	646,091

Operating Profit	88,703	82,092

Interest Expense	6,083	9,232
Interest Income	(168)	(269)

Earnings Before Income Taxes	82,788	73,129

Income Tax Expense	31,327	27,753

NET EARNINGS	51,461	45,376

BASIC WEIGHTED AVERAGE SHARES	65,699	65,995

BASIC EARNINGS PER COMMON SHARE	$0.78	$0.69

DILUTED WEIGHTED AVERAGE SHARES	66,517	66,495

DILUTED EARNINGS PER COMMON SHARE	$0.77	$0.68